Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this"Agreement"), entered into as of the 1st day of March, 2021, is by and between Republic First Bancorp, Inc., a Pennsylvania bank holding corporation (the "Company"), Republic Bank, a Pennsylvania bank (the "Bank"), and Harry D. Madonna (the "Executive").

WHEREAS, the Bank is a wholly-owned subsidiary of the Company;

WHEREAS, the Company, the Bank and the Executive are parties to an Employment Agreement dated May 10, 2013 (as previously amended through the date hereof, the "Prior Employment Agreement"); and

WHEREAS, the Company and the Bank desire (i) to continue to employ the Executive as President of the Company and Chairman Emeritus of the Company and the Bank; and (ii) that the Executive continue to serve as a member of the respective boards of directors of each of the Company and the Bank (collectively, the "Boards"), on the terms and conditions set forth in this Employment; and

WHEREAS, the Executive desires to continue to be employed in such capacities by the Company and the Bank (Bank and Company are sometimes hereinafter referred to jointly as the "Employers"), subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.      Term. This Agreement shall be effective as of March 1, 2021 ("Effective Date") and shall continue for a period of two (2) years, as the same may be extended or terminated as provided for in Section 4 below (the 'Term").

2.      Duties and Employment. The Employers hereby employ the Executive as President of the Company and Chairman Emeritus of the Company and the Bank (collectively, the "Offices"), pursuant to the terms hereof. The Executive shall faithfully perform such duties as are customarily required of such Offices and shall devote such time, energy and attention to those duties and to such other duties as may be reasonably assigned to him by the Boards pursuant to the terms of this Agreement; provided that nothing contained herein shall prohibit the Executive from making personal investments (provided that such investments do not interfere with his duties hereunder) or participating or engaging in community, charitable, educational and other business activities that do not materially interfere with his duties hereunder. In addition, it is understood by the Employers and the Executive that during the period the Executive is employed pursuant to this Agreement, the Employers shall provide the Executive with certain perquisites, including office space in the Bank's premises and secretarial support for the Executive which may be used by the Executive for purposes that are extraneous to the Executive's duties hereunder (such activities being referred to herein as "Extraneous Activities"), and such Extraneous Activities shall in no event be considered to be in conflict with the Executive's obligations to provide services to the Bank and/or the Company under this Agreement; provided that these Extraneous Activities do not create a conflict of interest with the interests of the Company or the Bank; and provided, further, that these Extraneous Activities and the use of the Bank's resources in connection with such activities is, in all events, subject to review by the Compensation Committees (as defined below), and its determination of the reasonableness of any such arrangements. The Executive may also, at his expense, provide additional compensation to the Bank's personnel in connection with work done by them relating the Executive's Extraneous Activities, which additional compensation shall not be considered to conflict with duty ofloyalty owed by the Executive or any such Bank personnel to the Company or the Bank.

3.     Compensation.

(a)    Regular Compensation. For all services rendered by the Executive under this Agreement, the Employers shall pay the Executive in accordance with the normal payment practices of the Employers an annual base salary of Four Hundred Fifteen Thousand Dollars ($415,000) (the "Base Salary"). The Base Salary may be increased, but not decreased, at the sole discretion of the Compensation Committees of the Boards (the "Compensation Committees"), which determination shall be made taking into account objective financial criteria as determined in advance by the Compensation Committees.

  (b)    Stock and Other Compensation Plans. The Executive shall be eligible to participate in any stock purchase, stock grant, stock option, retirement, savings, or other compensation plans presently or hereafter maintained by the Company or the Bank for its senior executives. Except as set forth in this subsection, eligibility in no way guarantees the Executive's receipt of any stock grant, stock option or other compensation pursuant to such stock plans, which shall be in the sole discretion of the respective Compensation Committees, except that, based on criteria established for this purpose from year to year, as of December 31 of each year so long as the Executive remains employed under the terms of this Agreement the Executive will annually be granted options with respect to a number of shares of Company stock that is determined at the discretion of the committee charged with responsibility for grants made under the Company's stock incentive plan then in effect (the "Stock Plan"), which determination shall be made taking into account objective financial criteria as determined in advance by that committee. All options granted to the Executive shall be at a purchase price per share equal to the fair market value of a share determined as of the date of grant, which options shall be vested as described below, but subject in all regards to the availability of shares under the terms of the Stock Plan and to such terms and conditions as are applicable under the Stock Plan. The Compensation Committees, or their designated committees or officers, shall consider awarding any additional stock-based compensation, and the terms thereof, at least annually. Notwithstanding the foregoing, from and after the date hereof, so long as the Executive remains employed under the terms of this Agreement, the Executive will annually be granted options with respect to no less than 100,000 shares of Company stock, or the equivalent thereof in restricted stock grants or other forms of equity consistent with the forms of equity granted to the other senior executives of the Bank, such options or other equity grants to become vested one year after the dates of grant or upon the earlier occurrence of either a Change of Control or a Termination Event (as such terms are defined herein).

  (c)    Annual Bonuses. The Executive shall also be able to earn an annual bonus based on a percent of his annual Base Salary, or on such other basis as may be established from time to time, based on criteria established for that purpose from year to year by the Compensation Committees, which criteria may, by way of illustration only, include, for the Company, net income, stock price, new programs, etc. or, as to the Bank, net income, core deposits, loan growth, income from loan programs, and such other criteria as shall be set by the Compensation Committees.

  (d)    Transaction Bonus. In addition to any other compensation payable to the Executive hereunder, the Executive shall be entitled to a Transaction Bonus in the event a Transaction Change of Control, which for purposes of this Section 3(d) means "merger or sale or transfer of a majority of the stock of the Bank or Company" is consummated during Executive's employment by, or while he is serving as a non-employee member of the Board of Directors of either of the Bank or the Company, or within one (1) year following the date as of which the Executive is no longer providing services to either of the Companies in any capacity (including as a non-employee member of either of the Boards). For these purposes, the Transaction Bonus shall equal to an amount determined at the discretion of the Compensation Committees; provided, however, that the amount so determined shall in no event be less than One Million Dollars ($1,000,000).

  (e)    Payment of Bonuses. All bonuses provided for under this Section 3 shall be paid no later than the end of the "applicable 2 1/2 month period" as that phrase is used for purposes of Treasury Regulation Section l.409A-l(b)(4), so that all bonuses shall be exempt from any requirements that are imposed under Section 409A of the Code. In addition, the Transaction Bonus shall be paid in all events within thirty days following the consummation of the transaction giving rise to the payment provided for under Section 3(d), above.

  (f)    Health, Disability and Retirement. The Employers shall maintain such medical and disability insurance coverage (in an amount equal to at least the Executive's annual base salary) and such retirement plan or plans for the Executive and his dependents as it maintains for other senior the Executives. The Executive shall be entitled to at least four (4) weeks paid vacation per annum.

  (g)    Automobile. During the Term, the Employers shall provide the Executive with an automobile comparable to the one currently provided to the Executive. The Employers shall also pay or reimburse the Executive for all reasonable expenses associated with the operation, maintenance and insurance of such automobile, including expenses for parking spaces convenient to the Employers, and including a mobile telephone and other mobile communication devices as the Executive shall determine are required.

  (h)   Life Insurance Policy. The Employers agree to reimburse the Executive for the costs of term life insurance policies providing a death benefit of up to Four Million Dollars ($4,000,000) and such other terms and conditions as may be accepted by the Executive, the beneficiary of which shall be designated by the Executive. Notwithstanding the foregoing, the Lump Sum Termination Payment to be made pursuant to Section 5(a) shall be reduced, on a dollar for dollar basis, by the amount of any and all life insurance premiums paid or reimbursed by the Employers pursuant to this Section 3(h) from and after the Effective Date.

  (i)    Travel Expenses. During the Term, the Executive shall be reimbursed for normal and reasonable travel expenses incurred on behalf of the Company or the Bank.

  (i)     Entertainment Expenses. The Executive will be reimbursed for all reasonable expenses incurred by the Executive in fulfillment of his duties on behalf of the Company or the Bank, including entertainment, business meals and the like.

  (k)    Other Benefits. The Executive will be reimbursed for, or the Employers will pay directly, the initiation fees, annual dues and expenses of membership in a lunch club and a golf or country club for the Executive and his spouse, if any.

  (1)    Approvals. All expenses incurred by the Executive under subsections (i), (i) and (k) hereof shall be approved by the Chief Financial Officer of the Company or his designee provided appropriate documentation of such expenses, consistent with the Company's reimbursement policies, has been provided in connection with any request for reimbursement.

4.    Term; Termination.

  (a)    Unless earlier terminated in accordance with the provisions of this Section 4, the Executive's employment under this Agreement shall be for a two (2)-year period commencing on the Effective Date; provided, however, in the event that none of the Bank, the Company or the Executive shall have given written notice prior to the anniversary date of the Effective Date (and each anniversary thereafter) that he or it desires to terminate the Agreement, the Agreement shall automatically continue through the end of the then-current Term, plus an additional one-year period. In the event the Company provides notice of its desire not to renew the Agreement pursuant to this Section 4(a), the termination of the Executive's employment shall be treated as a termination of employment by the Company without Good Reason.

  (b)    The Executive may terminate this Agreement upon six (6) months written notice to the respective Employers.

  (c)    This Agreement shall automatically terminate upon the death of the Executive without any additional payments of salary or other benefits to the Executive except as may be required by law and as set forth in this Agreement.

  (d)    This Agreement shall automatically terminate upon the Executive's "total disability," which shall be defined as total disability under the Executive's disability insurance policy.

  (e)    The Company may terminate the Executive immediately for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean (i) breach of a fiduciary duty to the Employers involving personal profit and which causes material harm to the Employers, (ii) conviction of a felony or willful violation of any banking law or regulation or a crime of moral turpitude, and (iii) gross negligence in the performance of Executive's duties under this Agreement resulting in a material impairment of Company's financial condition.

  (f)    The Executive may terminate this Agreement for "Good Cause." For purposes of this Agreement, "Good Cause" shall mean failure of either of the Employers to comply in any material respect with any material provision of this Agreement, a material change in the substantive duties of the Executive or a material change in location of the Executive's principal workplace, which condition is not been cured within thirty (30) days after a written notice of such condition has been given by the Executive to one or both of the Employers (such notice beingprovided within ninety (90) days of the initial existence of such condition), or a Change of Control, as that term is defined hereinafter. The termination of the Executive's employment shall not be deemed to be a termination for Good Cause under this Section 4(f) unless the Executive actually terminates employment within one (1) year of the initial existence of the condition constituting Good Cause for resignation.

5.      Termination.

  (a)    In the event of the termination of the Executive's employment for any reason, including a merger or sale of the Company or the Bank or sale or transfer of a majority of the stock of the Bank or the Company (any one of which shall be a "Change of Control") or failure of the Employers to continue the Executive's employment at the termination of this Agreement or any subsequent employment agreement, or if the Executive is not elected as a member of the Boards or upon agreement that Executive is to transition from service as President of the Company and Chairman Emeritus of each of the Company and the Bank to service as a non-employee member of the Boards (individually, a "Termination Event"), but excluding (i) the Executive's death, (ii) resignation by the Executive without Good Cause as set forth in Section 4(f), or (iii) termination of the Executive for Good Reason as set forth in Section 4(e), as consideration for the Executive's services to the Employers prior to the Executive's termination, the Employers shall pay to the Executive One Million Five Hundred Ninety Thousand Dollars ($1,590,000), subject to reduction in accordance with Section 3(h) (the "Lump Sum Termination Payment"). For a period of five (5) years after termination ofhis employment the Employers shall also provide, at no cost to the Executive, continuation of his health and other benefits in effect immediately prior to his termination. In the event such continuation of benefits is not able to be provided by the Employers' group insurance plans or policies, the Employers shall pay to the Executive in cash an amount which will permit the Executive to purchase comparable insurance policies. The total benefits set forth in this Section 5(a) shall hereinafter be referred to as "Severance Benefits". All Severance Benefits from a Termination Event under the Section 5(a) shall be paid to the Executive within thirty (30) days after occurrence of the Termination Event, except to the extent another payment date is expressly set forth herein.

  In addition, in the event a transaction is consummated that would result in a payment to the Executive of a Transaction Bonus under Section 3(d) above, and such transaction is consummated while the Executive is serving as a non-employee member of either of the Boards, or within one (1) year following the date as of which the Executive is no longer providing services to either of the Companies in any capacity (including as a non-employee member of either of the Boards), the Transaction Bonus, as defined in Section 3(d), above, shall be paid to the Executive as soon as practicable following the consummation of such transaction, consistent with the timing requirements set forth in Section 3(d). The payment of the Transaction Bonus pursuant to this Section 5(a) is understood as being subject to a substantial risk of forfeiture until the consummation of a transaction that creates a right of the Executive to receive such bonus payment and is, therefor; understood to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") by reason of the short-term deferral rules of Treasury Regulation Section 1.409A-l(b)(4).

  (b)    Notwithstanding the preceding provisions of this Section 5, in the event that (and to the extent that) the payment and benefit provisions are determined to be contrary to (and in excess of) those permitted under any applicable federal or state banking authority law, rule or regulation, then the benefits provided under this Section 5 shall be reduced by such amount (but no more than such amount) as may be required to comply with such law, rule or regulation. The Executive shall be entitled to elect which payments and benefits shall be reduced and in what manner, subject to recommendation by the Compensation Committees, and reasonable approval of the Boards and to the extent permitted by such federal or state banking authority law, rule or regulation.

  (c)    Following the Executive's termination of employment, the Executive may, subject to any applicable requirements or approvals pursuant to the corporate charter or by-laws of the Employers, continue as a member of the board of directors of the Company and/or the Bank and will, in connection with such continued service, be provided with office space and secretarial or other support similar to the office space and support provided to the Executive during the Term. In addition, the Executive shall be permitted to continue to engage in Extraneous Activities and shall have available to him the same perquisites as are available to him for use in connection with his Extraneous Activities on terms comparable to those set out in Section 2, above.

6.      Confidentiality. The Executive acknowledges that, in the course of his employment by the Employers, he will have access to confidential information, trade secrets, and unique business procedures which are the valuable property of the Employers. The Executive agrees not to disclose for any reason, directly or indirectly, any confidential, trade secret or other proprietary information, as determined by the Employers in their reasonable discretion, at any time, during or after the period the Executive is employed by the Employers, for any purpose other than to perform his assigned duties on behalf of the Employers.

  7.    Remedy. The Employers and the Executive acknowledge and agree that any breach of Section 6 of this Agreement would cause irreparable injury to the Employers as the case may be, and that the Employers' remedy at law for any breach of any of the Executive's obligations under Section 6 hereof would be inadequate, and the Executive agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of Section 6 hereof without the necessity of proof that the Employers' remedy at law is inadequate and the Employers shall have the right, in their sole discretion to, in addition to any other remedy it may be entitled to under law or in equity, set off any amounts due the Executive under this Agreement or otherwise as partial damages for violations of such Section by the Executive.

  8.    Indemnification. The Employers shall indemnify the Executive to the full extent permitted by law and by the by-laws or certificates of incorporation of the Company and the Banks for the benefit of its respective officers or directors as in effect on the date hereof.

  9.    Notices. Any and all notices. designations. consents, offers acceptances, or any other communications provided for herein shall be given in writing by registered or certified mail, return receipt requested to the addresses set forth below or as may be changed by the parties:

If to Company or Bank:

Two Liberty Place

50 S. 16th Street, Suite 2400

Philadelphia, PA 19102

Attention: Chairman of the Board

If to the Executive:

Harry D. Madonna

1235 Country Club Road

Gladwyne, PA 19035-1043

10.    Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

11.    Modification. No change or modification of this Agreement shall be enforceable against any party unless the same is in writing and signed by the party against whom enforcement is sought.

12.    Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto. The Prior Employment Agreement is hereby terminated effective midnight on the day prior to the Effective Date.

13.    Representation of the Employers. The Employers represent and warrant that the execution of this Agreement by the Employers has been duly authorized by resolution of their respective Compensation Committees.

14.    Headings. Any heading preceding the text of the several sections hereof are inserted solely for the convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

15.    Successors; Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto, and their respective heirs, executors, administrators, successors and, to the extent permitted herein, assigns. Notwithstanding the foregoing, no party hereto may assign its rights or obligations hereunder.

16.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

17.    Disputes. In the event any dispute shall arise between the Executive and the Company or the Bank as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action taken by the Company or the Bank, the Company and the Bank shall reimburse the Executive for all costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings, or actions, notwithstanding the ultimate outcome thereof. Such reimbursement shall be paid within ten (10) days of the Executive furnishing to the Company and the Bank written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by the Executive. Any such request for reimbursement by the Executive shall be made no more frequently than at thirty (30) day intervals.

18.    Payment of Tax Gross-Ups. In connection with certain payments provided for under this Agreement, the Employers shall also pay to the Executive a Tax Gross-Up Payment (as defined below).

  (a)    A Tax Gross-Up Payment shall be made so as to make the Executive whole with respect to all taxes imposed on income recognized by the Executive pursuant to the following sections of this Agreement:

(i)      Imputed income attributable to disability coverage pursuant to Section 3(f);

(ii)     Income attributable to use of an automobile pursuant to Section 3(g);

(iii)    Imputed income attributable to employer provide life insurance under Section 3(h); and

(iv)    Income attributable to payment or reimbursement of other items pursuant to Section 3(k).

  (b)    In addition, in the event excise taxes are imposed under Code Section 4999 (or any successor section or statute) as a result of payments or benefits being deemed to be contingent on a Change of Control transaction, either by reason of express provisions of this Agreement or otherwise, and to the extent the Change of Control transaction cannot be structured so as to avoid such excise taxes, a Tax Gross-Up Payment shall be made to the Executive, as follows: The Employers shall pay to the Executive, in addition to any other amounts payable under this Agreement, a Tax Gross-Up Payment sufficient to leave the Executive with an amount at least equal to the amount of the excise tax imposed on the Executive pursuant to Code Section 4999. In determining the amount of this Tax Gross-Up Payment, the following provisions shall be applicable:

(i)    All calculations required to be made in order to determine the amount payable as a Tax Gross-Up Payment under the preceding subsection shall be made by the Employers' independent certified public accountants within thirty (30) days of the Termination of the Executive's employment, subject to the right of the Executive's representative to review the same; and

(ii)    In the event the amounts paid by the Employers hereunder are subsequently determined, for any reason, to be less than the amounts which should have been paid (as properly calculated hereunder) ("Deficiency Amount"), the Employers will, within thirty (30) days of such determination, pay to the Executive the Deficiency Amount, together with interest at the greater of the above-referenced rate or the interest he may be required to pay to the respective taxing authorities.

  (c)    For purposes of this Agreement, a "Tax Gross-Up Payment" means, ingeneral, with respect to any amount of taxable income or imputed income item (the "Income Item"), an additional payment to the Executive that is sufficient, net of all applicable federal, state and local taxes imposed on the applicable payment or income, so that the Executive shall retain an amount at least equal to all applicable federal, state and local taxes imposed on the Income Item, and, with respect to any Change in Control Payments, the amount determined under Section 18(b), above.

19.    Intent to Comply with Code Section 409A. With respect to any amounts payable under this Agreement to which Code Section 409A is determined to be applicable, and notwithstanding anything in this Agreement to the contrary, such payments shall be made only at a time and in a manner that complies with all applicable provision of Code Section 409A. This Agreement is intended to comply with Code Section 409A and applicable Treasury Regulations or other guidance as may be issued by the Treasury Department or the Internal Revenue Service interpreting Code Section 409A so as to avoid the imposition of tax on the Executive under Code Section 409A, and shall in all instances be interpreted in a manner consistent with such intent. The provisions of this Section 19 are intended to be applicable only to payments under this Agreement treated as nonqualified deferred compensation subject to the provisions of Code Section 409A. This Section 19 as included in this Agreement shall, therefore, be without effect as to any payments that are not nonqualified deferred compensation payments for purposes of Code Section 409A.

 (a)    In connection with the intent of this Section 19, any payment that constitutes a nonqualified deferred compensation payment for purposes of Code Section 409A that would, but for this Section 19, be in violation of the rule set forth in Code Section 409A(a)(2)(B)(i) (prohibiting payments to any "specified employee" before the date which is six months after such employee's Separation from Service) shall be paid to the Executive as soon as practicable following the six month anniversary of the Executive's termination of employment. In addition, any amounts that are payable to the Executive as a reimbursement shall be paid consistent with the requirements of Treasury Regulation Section 1.409A-3, including the requirement that such reimbursement be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

 (b)    Payments that are required to be made to the Executive as a result of the Executive's termination shall be payable only following the Executive's Separation from Service.

 (c)    Notwithstanding anything in this Agreement to the contrary, no right of set- off of the Employers shall apply to any amounts payable to the Executive that constitute a payment ofnonqualified deferred compensation to which Code Section 409A applies.

 (d)    In addition, any payment that constitutes a nonqualified deferred compensation payment for purposes of Code Section 409A that, but for this Section 19, may be made either in a series of payments or in a single lump sum, shall in all events be made only in the form of a lump sum payment which payment shall be made to the Executive as soon as practicable on or after the first date as of which such payment may be made without violating the rules of Code Section 409A.

(e)    For purposes of this Agreement, the term "Separation from Service" shall have the same meaning as is applicable to that phrase is it is used for purposes of Code Section 409A and as that phrase is defined in Treasury Regulation Section 1.409A-l(h). In interpreting this definition, to the extent consistent with the requirements of the applicable Treasury Regulations, the Executive shall be considered to have separated from service as of the date that the Employers and the Executive reasonably anticipate that the Executive's duties, if any, will involve the Executive providing services that constitute a level that is less than 50 percent of the average level of bona fide services provided by the Executive during the immediately preceding 12 months.

(f)    All reimbursements and Tax Gross-Up Payments to the Executive shall be paid to the Executive at a time and in a manner that is consistent with the requirements of Treasury Regulation Sections 1.409A-3(i)(l )(iv) and (v), as applicable.

(g)    All payments required to be made by reason of a specific event shall in all events be paid within ninety (90) days following such event and, if such ninety (90) day period spans two calendar years, such payment shall be made during the second of such two calendar years.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals the date and year above first written.

REPUBLIC FIRST BANCORP, INC.

By:	/s/ Frank A. Cavallaro
Title:	Chief Financial Officer
Print Name:	Frank A. Cavallaro
Date:	June 2, 2021

REPUBLIC FIRST BANK

By:	/s/ Andrew J. Logue
Title:	President / Chief Operating Officer
Print Name:	Andrew J. Logue
Date:	June 2, 2021

HARRY D. MADONNA

By:	/s/ Harry D. Madonna
Date:	June 2, 2021